Exhibit 10.1

SEPARATION AGREEMENT AND

GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (“Agreement”) is freely entered into by Jason Shandell (“Shandell”), and Amphastar Pharmaceuticals, Inc. (the “Company”).  (All of the parties are referred to herein collectively as the “parties”.)

RECITALS

Whereas, Shandell and the Company entered into that certain employment agreement dated May 19, 2014 (the “Employment Agreement”);

Whereas, Shandell resigned from the Company effective April 10, 2020 (the “Separation Date”); and

Whereas, Shandell and the Company desire to settle and dispose of fully and completely any and all existing or potential disputes, claims and demands arising out of, or attributable to Shandell’s termination of employment and his employment relationship with the Company, including all allegations and claims alleged or which could have been alleged by Shandell against the Company or the other Released Parties (defined below) or any of them, and any other claims whatsoever that Shandell had, has or may have against the Company or the other Released Parties, on the terms and conditions set forth herein.

Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties as follows:

AGREEMENT

A.CONSIDERATION

1.This Agreement is executed by Shandell in consideration of the Company’s agreement to compensate him, as set forth in Appendix A, (the “Consideration”).  The parties agree to promptly execute any documentation necessary to facilitate the payment or provision of any of the Consideration to Shandell, and shall cooperate in good faith in that regard.

Shandell agrees that the Consideration satisfies in full any obligation or claimed obligation under the Employment Agreement. Shandell understands that he will only receive the Consideration if this Agreement becomes irrevocable by its terms and following the Effective Date of this Agreement (as defined Paragraph B.2(d)).  Effective as of the Separation Date, Shandell is deemed to have resigned from all positions, offices, and directorships he held with the Company or any affiliate, subsidiary or parent thereof.

B.GENERAL RELEASE OF CLAIMS
1.Shandell, on behalf of himself, his spouse, heirs, family members, estate, executors, administrators, attorneys, successors and assigns, hereby forever releases, acquits, discharges and holds harmless the Company and each of its parent companies, subsidiaries, affiliates, divisions and related-entities, and each of their respective shareholders, employees, administrators, attorneys, directors, trustees, trusts, banks, independent contractors, insurers, investors, managers, members, officers, operating companies, owners, partners, principals, agents,

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benefit plans and fiduciaries and administrators of benefit plans, and each of their respective predecessors, successors and assigns, past, present, and future (collectively, the “Released Parties”), from any and all claims, charges, rights, demands, actions, obligations, liability, suits, debts, charges, complaints, promises, agreements, controversies, damages, expenses (including attorneys’ fees and costs actually incurred), and causes of action, whether asserted or unasserted, whether known or unknown, that Shandell now has, may have or ever has had against the Company or the Released Parties, or any of them, arising from any act, event or omission that has occurred up to and including the date Shandell executes this Agreement, including but not limited to all claims arising from or in any way connected with or relating to:
(a)all claims arising from or relating in any way to Shandell’s employment or service relationship with and/or the termination of his employment or service relationship from the Company;
(b)all claims under each of the following statutes, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; the Civil Rights Act of 1866; Executive Order 11246; the Family Medical Leave Act; the Health Insurance Portability and Accountability Act of 1996; the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act; the Genetic Information Nondiscrimination Act of 2008; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Worker Adjustment and Retraining Notification Act (“WARN”) and CAL WARN; the Equal Pay Act; California Fair Pay Act; the National Labor Relations Act; the Occupational Safety and Health Act (“OSHA”) and Cal OSHA; the Fair Labor Standards Act; the Rehabilitation Act of 1973; the Pregnancy Discrimination Act; the Genetic Information Nondiscrimination Act of 2008; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Americans with Disabilities Act of 1990 and subsequent amendments; the California Government and Business & Professions Codes; the California Family Rights Act; the United States and California Constitutions; the Private Attorneys General Act of 2004; the California Fair Employment and Housing Act; the California Industrial Welfare Commission (Wage) Orders; California common law; and the California Labor Code including Section 132a and Section 4553;
(c)all claims for or under any federal, state or local law, statute, regulation or common law, including claims for employment discrimination, wrongful termination, harassment, and/or retaliation including based on sex, gender, pregnancy, disability, health condition, race, requesting a statutorily protected leave or accommodation, engaging in any protected conduct and/or based on any other protected characteristic; failure to accommodate, denial of accommodation, and/or failure to engage in the interactive process; claims for breach of contract (express or implied), promissory estoppel, and interference with contract; claims for, fraud, tort, conversion, whistleblowing and/or violation of public policy; claims for personal injury, intentional or negligent infliction of emotional distress, negligence, defamation, assault, battery and/or invasion of privacy; claims for wages, bonuses, commissions, overtime, meal and rest periods, on call pay, pay in lieu of notice, reporting time pay, penalties and/or any other wage-related claims, premiums and penalties; claims under any plan, program or agreement, including any benefit, retirement, equity, incentive or severance plan of the Company or the Released Parties; claims for attorneys’ fees, costs, damages, interest, and/or penalties; and claims for any wrongdoing whatsoever under any theory now or hereinafter recognized; and

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(d)all claims arising under the Employment Agreement.
2.ADEA (Age) Waiver:  Shandell acknowledges and agrees that he is hereby waiving and releasing any age claims or rights he may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”).  In connection with this ADEA release, he agrees that (i) he is hereby entering into this ADEA waiver knowingly and voluntarily, (ii) the ADEA waiver does not apply to any rights or claims that may arise under the ADEA after the date he executes this Agreement, (iii) the consideration given for the release of the ADEA claims is in addition to anything of value to which he was already entitled, and (iv) he has been advised by this writing that:
(a)he should consult with an attorney prior to executing this Agreement;
(b)he has twenty-one (21) days from receipt of this Agreement to consider whether to execute this Agreement and release any age claim under the ADEA.  If Shandell chooses to execute this Agreement before the 21-day period has elapsed, he does so knowingly and voluntarily;
(c)he has seven (7) days following his execution of this Agreement to revoke his acceptance by notifying in writing, Dan Dischner, Associate Vice President of Human Resources, 11570 6th Street, Rancho Cucamonga, CA  91730, DanD@amphastar.com, of this fact within the seven (7) day period; and
(d)the effective date of this Agreement as used herein shall be the eighth day following the date Shandell signs and returns it assuming he has not delivered revocation pursuant to clause (c) herein, at which time, this Agreement will be irrevocable (the “Effective Date”).
3.Shandell understands, agrees, and expressly acknowledges that this Agreement is a full and final release of the Company and the Released Parties to include, without limitations, all claims described in this Paragraph B, whether known and unknown, suspected or unsuspected, and this Agreement contemplates the extinction of all such claims, including claims for attorneys’ fees and costs.  Shandell is hereby advised of California Civil Code Section 1542, which provides, “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Shandell knowingly and expressly waives any and all rights or benefits which he has, had or may have against the Company and Released Parties pursuant to Section 1542 or any similar law.  Shandell is aware that he may hereafter discover claims or facts in addition to or different from those he now knows or believes to exist with respect to the subject matter of this Agreement which if known to him now may have affected his decision to enter into this Agreement; however, Shandell hereby settles and releases all of the claims which he had, has or may have against the Company and the other Released Parties notwithstanding such additional or different facts.

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C.NON-DISPARAGEMENT
1.Shandell acknowledges and agrees that he will continue to be bound by Sections 8 and Sections 9 of the Employment Agreement (Confidential Information and Nonsolicitation Covenant).

The parties mutually agree not to make or cause any other person or entity to make, any disparaging statements or generate any publicity whatsoever about Shandell, the Company or the Released Parties, or any of them, to any person, entity, the press, subsequent or current employers, in any form on social media, or to any former or current employees, consultants, customers or suppliers of the Company except: (a) if the Company is required by law to publicly disclose this Agreement, such as in an SEC filing, and (b) in a Company press release to announce that Shandell has stepped down as President, General Counsel, and member of the Board of Directors, and that Mr. Shandell and the Company have mutually agreed that now is the right time to transition and to consolidate the Company’s leadership structure (the “Press Release Announcement”). This includes oral or written statements including statements that place Shandell, the Company or any of the Released Parties in a negative light. The Company’s obligations under this Paragraph C are limited to its (i) current directors and officers, and only for so long as they are directors and officers of the Company; and (ii) employees whose responsibilities include human resources, investor relations or public relations. By way of clarification, and not by way of limitation, the parties will not, or cause any other person or entity to, publish or post any negative or disparaging comments about Shandell, the Company or any of the Released Parties in any social media (e.g., Facebook, Twitter, LinkedIn, Stocktwits, etc.), or to the press or in any media outlet, or in any other written or electronic communication whatsoever. If Shandell is asked about his separation from the Company, he will respond: The Company and I agreed that it was in the best interest of both parties to separate at this time. If the Company is asked about Shandell’s separation, the Company will respond: Mr. Shandell has stepped down as President, General Counsel, and member of the Board of Directors. Mr. Shandell and the Company have mutually agreed that now is the right time to transition and to consolidate the Company’s leadership structure. Further, Shandell agrees and acknowledges that the Company is required by law to publicly file this Agreement with the SEC in at least the Company's Quarterly Report on Form 10-Q for the quarter ending June 30, 2020, and to publicly disclose certain material terms of this Agreement in an 8-K filing. Additionally, Shandell agrees and acknowledges to the Press Release Announcement and that the Press Release Announcement is permissible.

2.Nothing in this Paragraph C prohibits either party from disclosing this Agreement or the facts and circumstances leading up to this Agreement if compelled to do so by court order or lawful subpoena or in connection with a dispute between Shandell and the Company concerning the matters contemplated herein.
3.Nothing in this Agreement (i) waives a party’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or sexual harassment when the party has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature; (ii) prevents Shandell from making a report or disclosure of information that is protected under the whistleblower provisions of state or federal law or regulation to any self-regulatory organization, governmental agency, or legislative body; or (iii) restricts Shandell from initiating

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communications directly with, responding to any inquiries from, providing testimony before, or from filing a claim with or assisting with an investigation of a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”).  However, to the maximum extent permitted by law, Shandell is waiving his right to receive any individual monetary relief from the Company or any of the Released Parties resulting from such claims or conduct, regardless of whether Shandell or another party has filed them. This Agreement also does not limit Shandell’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law.  Moreover, Shandell is hereby advised that federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (z) to an attorney and used in a court proceeding in connection with a lawsuit against the employer for retaliation for reporting a suspected violation of law if the information is filed under seal and not disclosed except pursuant to court order.  See 18 U.S.C. § 1833(b)(1)-(2).
D.ENFORCEMENT AND BINDING NATURE
1.The parties agree that this Agreement is enforceable between the parties hereto.  If any action or motion is brought to enforce this Agreement, the prevailing party in such action shall be entitled to reimbursement for reasonable costs, expenses and attorneys’ fees incurred by it/him in such action or motion, except where prohibited by law.
2.This Agreement will be binding upon Shandell and the Company, and their respective heirs, executors, estates, administrators, assigns and successors.
3.The parties agree that the Released Parties set forth in Paragraph B are intended third party beneficiaries of this Agreement.
4.This Agreement will be governed by and construed in accordance with the laws of the State of California.  This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties as set forth in this Agreement and the parties hereto shall be deemed to have drafted this Agreement.  The titles and headings used in this Agreement are for organizational purposes only and do not imply any rights or obligations to the parties.
5.The parties agree to pay their own costs, expenses, and attorneys’ fees incurred in connection with the negotiation, drafting and execution of this Agreement, except as otherwise stated.

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E.NO ADMISSION OF LIABILITY

This Agreement is not and cannot be used as evidence of, an admission of liability, or an admission of any violation of any law, rule, regulation or duty of any kind, by Shandell, the Company or any of the Released Parties.

F.	CONFIDENTIAL INFORMATION AND RETURN OF COMPANY PROPERTY

Subject to the exclusions set forth above, Shandell agrees that he will continue to hold in strictest confidence, and never use, copy or disclose to any third party, any confidential or proprietary information of or relating to the Company or the Released Parties, which he learned, accessed, possessed, created, developed or used while employed by the Company. Shandell’s signature below constitutes his certification under penalty of perjury that he has returned, or will return, to Dan Dischner, Associate Vice President of Human Resources, 11570 6th Street, Rancho Cucamonga, CA  91730, promptly after he executes and returns this Agreement (and by no later than the Effective Date of this Agreement), all documents and other items provided to Shandell by the Company, developed or obtained by Shandell in connection with his relationship with the Company, or otherwise belonging to the Company, including, but not limited to, any and all laptop computers, mobile phones (i.e., iPhone), hard drives, computing devices (e.g., iPad), and Company car. The Company agrees that per the discussion between Shandell and the Associate Vice President of Human Resources, the Company will promptly return Shandell’s personal property and documents to the extent the Company can locate such personal property and documents after a reasonably diligent search.  If such personal property and documents contains any Company property, including but not limited to, the Company’s confidential or proprietary information, Shandell agrees to promptly destroy or delete such Company property.

G.COOPERATION

Shandell agrees that he will cooperate with the Company and/or the Released Parties and its or their counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during his employment in which he was involved or about which he has knowledge.  Unless required by law, court order or subpoena, Shandell agrees not to cooperate with or assist any other party that is not the Company and/or the Released Parties in any investigation, administrative proceeding or litigation relating to any matter that occurred during his employment in which he was involved or about which he has knowledge.  Further, subject to the exclusions set forth in Paragraph C, Shandell agrees not to take, and shall not cause any other person or entity to take, any action that causes any harm, or any action that is reasonably foreseeable to cause any harm, to the Company or the Released Parties, including, but not limited to, any harm that causes monetary losses, business opportunity losses, regulatory delays or setbacks, and/or reputational harm.

H.ACKNOWLEDGMENTS AND WARRANTIES
1.Shandell declares that he knows and understands the contents of this Agreement; that he has had the opportunity to consult with an attorney of his choice prior to executing it; that he has executed it voluntarily and without coercion of any kind; that by executing this Agreement, he is relinquishing all claims he may have against the Company and the other

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Released Parties as of the date of his execution of this Agreement; and that he has not relied on any representation or statement as an inducement to execute this Agreement unless said representation or statement is set forth in this Agreement.
2.Shandell represents and warrants that as of the date he executes this Agreement, he has not filed any charge or claim against the Company or the other Released Parties with any state or federal court, the Equal Employment Opportunity Commission, the Department of Fair Employment and Housing, the United States Department of Labor, or any other federal, state or local agency or entity relating to the Company or any of them. To the fullest extent permitted by law, Shandell agrees that he will not, on behalf of himself, or in cooperation or participation with any other person, including as a class member or representative, or other third party, file or in any manner voluntarily pursue or assist the pursuit of any claim, charge, complaint or action of any sort against the Company or the Released Parties including concerning any matter which was or could have been raised in connection with the claims released by him in this Agreement.
3.Shandell acknowledges and agrees that he has been paid any and all wages, bonuses, commissions, equity, paid time off, and other compensation, as applicable, due to him by the Company and the Released Parties for services performed, including under the Employment Agreement. Shandell agrees that if any claim for compensation or any form of wage is disputed by the parties, this Agreement fully settles and resolves such dispute.  Shandell acknowledges that the Company has fully satisfied all of its obligations to Shandell under the Employment Agreement. Any other obligations the Company has to Shandell are set forth exclusively in and subject to the terms and conditions of this Agreement.
4.Shandell represents and warrants that he has not assigned or in any way conveyed, transferred, or encumbered all or any portion of the claims released in this Agreement.
I.D&O INSURANCE AND INDEMNIFICATION

Through at least the sixth anniversary of the Separation Date, the Company shall maintain coverage for Shandell as a named insured on all directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide Shandell with at least the same corporate indemnification as it provides to other senior executives and directors.

J.INTEGRATION, MODIFICATION, SEVERABILITY, EXECUTION
1.This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein, and is the complete, final, and exclusive embodiment of the parties’ agreement with respect to its subject matter.  This Agreement supersedes all prior and/or contemporaneous oral and/or written agreements, representations, and understandings between the parties relating to the subject matter herein.  No modification of or amendment to this Agreement, nor waiver of any rights under it, will be effective unless in writing and signed by Shandell and an authorized representative of the Company and specifically referring to this Agreement.  Waiver of any provision of this Agreement by any party hereto will not constitute a waiver of any other provision of this Agreement.

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2.If any provision of this Agreement is held to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force and effect without being impaired or invalidated in any way.
3.The Recitals to this Agreement are deemed contractual and incorporated herein by reference. The signature pages of this Agreement may be executed in counterparts, all of which will have the same force and effect as though they were the same original.  The parties hereto agree that facsimile, PDF or electronic signatures shall be as effective as if originals.

IN WITNESS WHEREOF, the parties have voluntarily entered into this Confidential Settlement Agreement and General Release of Claims entered into as of the date set forth below and shall be effective and irrevocable as set forth herein.

DATED:	4/13	, 2020		/s/ Jason Shandell
Jason Shandell

AMPHASTAR PHARMACEUTICALS, INC.
DATED:	4/13	, 2020	By:	/s/ Dan Dischner
By: Dan Dischner
Its: Associate Vice President of Human Resources

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APPENDIX A

No.	Type	Agreed Terms
1	Base Salary	$1,536,000
2	Bonus	$889,376
	Total Cash (payable as lump-sum within 10 calendar days after Shandell returns a signed copy of this Agreement to the Company and does not revoke the Agreement)	$2,425,376
3	Company to purchase Shandell’s investment interest in ANP (to be completed within ninety (90) calendar days after ANP 2020 Valuation).	at Fair Market Value
4a	Unvested LTI- RSU

Vest 80% of each RSU Grant that are Not Vested yet (within 10 calendar days after Shandell returns a signed copy of this Agreement to the Company and does not revoke the Agreement); Shandell still subject to current black-out period; Company will withhold shares (at the maximum statutory rates) in order to pay Shandell’s applicable taxes upon vesting of the RSUs.

4b	Unvested LTI- Stock Options

Vest 80% of each Option Grant that are Not Vested yet (within 10 calendar days after Shandell returns a signed copy of this Agreement to the Company and does not revoke the Agreement); Shandell still subject to current black-out period; all of Shandell’s Options shall remain exercisable for three (3) months following the Effective Date.

5	Health Insurance	36 months coverage from Separation Date

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